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                                                                     EXHIBIT 11



                          CHICAGO RIVET & MACHINE CO.
                        Summary of Results of Operations
                For the Three and Nine Months Ended September 30

                                          Third Quarter                First Nine Months
                                          -------------                -----------------
                                        1996           1995           1996          1995
                                    -----------   -----------     ------------  ------------
Net sales and lease revenue ......  $ 4,807,028   $ 4,991,360     $ 16,293,372  $ 18,432,764
Income before taxes ..............      611,773       547,831        1,885,629     2,679,982
Income after taxes ...............      381,773       334,831        1,165,629     1,592,982
Net income per share..............          .65           .58             1.99          2.72
Average shares outstanding........      585,748       586,548          585,748       586,613
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
                    (All figures subject to year end audit)





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